Exhibit 99.1

IMPORTANT NOTICE REGARDING

THE MEN’S WEARHOUSE, INC. 401(K) SAVINGS PLAN BLACKOUT PERIOD

AND YOUR RIGHTS TO TRADE TAILORED BRANDS, INC. COMMON STOCK

DURING THE BLACKOUT PERIOD

To:	Tailored Brands, Inc. Directors and Executive Officers

From:	Sandy Rhodes, EVP, General Counsel, Chief Compliance Officer and Corporate Secretary

Date:	October 24, 2016

The Men’s Wearhouse, Inc. 401(k) Savings Plan (the “Plan”) will be entering into a blackout period on November 22, 2016 due to a change in the Plan’s Trustee and Custodian from T. Rowe Price to Great-West Trust Company (i.e., Empower Retirement). During the blackout period, Plan participants will not be able to direct or diversify investments in their individual accounts or obtain a loan or distribution. This includes participants’ investments in the Tailored Brands Stock Fund.

Your ability to trade the Company’s Common Stock is also impacted by the Plan blackout.  Under the Sarbanes-Oxley Act of 2002, directors and executive officers of the Company are generally prohibited from engaging in transactions involving the Company’s Common Stock during this blackout period.

We will be in the regular quarterly blackout period during this timeframe; however, this notice of the required blackout resulting from the Plan changes is mandated by the Securities and Exchange Commission to be sent to each of you to notify you of the need for this blackout and the consequences of violating these rules.

Specifically, the SEC rules prohibit you from, directly or indirectly, purchasing, selling or otherwise transferring any equity security of the Company that you acquired in connection with your service as a director or executive officer of the Company. The following are examples of transactions that you may not engage in during the blackout period:

•                  exercising stock options granted to you in connection with your service as a director or executive officer;

•                  selling Company Common Stock that you acquired by exercising stock options; and

•                  selling Company Common Stock that you originally received as a restricted stock grant or upon the vesting of deferred stock units or performance units.

There are certain exemptions, including:

•                  purchases or sales under a 10b5-1 trading plan (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout);

•                  bona fide gifts, bequests and transfers pursuant to domestic relations orders; and

•                  purchases or sales of Company Common Stock under the Plan or the Employee Stock Discount Plan pursuant to your already existing, on-going employee deferrals.

If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction and you are subject to civil and criminal penalties.

KEY DATES:

Blackout Begins: November 22, 2016

Blackout Expected to End: Sometime during the week of December 11, 2016

While we anticipate a smooth transition, you will be notified in the unlikely event that an extension of the blackout period is needed. If you have any questions concerning this notice or want to confirm the status of the blackout period, you should contact Sandy Rhodes at (281) 776-7000 at the Company’s offices located at 6100 Stevenson Blvd, Fremont, CA 94538.